SEPARATION AGREEMENT

This Separation Agreement (“Agreement”) between Mark Cosby (“Executive”) and CVS Pharmacy, Inc. (“CVS Caremark” or the “Company”) shall be effective as of the end of the Revocation Period defined herein (the “Effective Date”).

WHEREAS, Executive and CVS Caremark desire to enter into an agreement setting forth the terms of Executive’s separation from the Company;
WHEREAS, Executive has thoroughly reviewed this Agreement, has entered into it voluntarily, and has consulted with legal counsel of Executive’s choice before signing this Agreement.
NOW THEREFORE, in consideration of the covenants below, including but not limited to the General Release of Claims, and for other good and valuable consideration as set forth in this Agreement, Executive and the Company agree as follows:

1.
SEPARATION OF EMPLOYMENT. Executive’s last date of employment with the Company shall be December 31, 2013 (the “Separation Date”). Executive agrees that, as of the Separation Date or earlier if requested by the Company, he shall cease serving in all positions at the Company and any of its affiliates, including on any of their boards or committees, and, if requested by the Company, Executive will execute such documents to evidence such cessation of service.

2.
SEVERANCE PAY. CVS Caremark shall pay Executive severance pay in the form of salary continuation payments at the rate in effect as of the Separation Date during the “Severance Period,” which is the 18 month period beginning immediately after the Separation Date. The final day of the Severance Period is the “Severance End Date.” Subject to Section 19, severance pay will be paid in accordance with the Company’s regular payroll practices.

3.
BENEFITS. Effective immediately after the Separation Date, Executive may elect to continue Executive’s Medical (including prescription), Dental, and/or Vision coverage in effect as of the Separation Date pursuant to COBRA. If Executive properly and timely elects to continue health care coverage under COBRA, CVS Caremark shall subsidize such coverage, at the level in effect as of the day immediately preceding the Separation Date, by paying the health insurance provider an amount equal to the current Company contribution for active employees for coverage until the earlier of the Severance End Date or the date on which Executive first becomes eligible for health care coverage from another employer, whichever is earlier. After the Severance End Date or the date on which Executive first becomes eligible for health care coverage from another employer, whichever is earlier, Executive shall be solely responsible for any health insurance Executive elects to obtain, and, if eligible, Executive may continue coverage under Employer’s plans at the full premium rate plus a 2% administrative fee to the extent permitted under COBRA. Executive understands and agrees that CVS Caremark may modify its premium structure, the terms of its Plans, and the coverage of the Plans at any time subject only to applicable law.

4.
MANAGEMENT INCENTIVE AWARD. Executive shall be eligible for an Incentive Award for performance year 2013 pursuant to the terms of the Management Incentive Plan (“MIP”). The amount of the award, if any, shall be determined in accordance with the terms of the MIP, and Executive acknowledges that an award is not guaranteed under the MIP.

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5.
STOCK OPTIONS AND RESTRICTED STOCK UNITS. The terms and conditions of Executive’s previously-granted stock options and restricted stock units shall be governed by the CVS Caremark Corporation Incentive Compensation Plan, as amended, and the applicable award agreements, in each case applying those terms and conditions applicable upon a termination without cause and/or pursuant to which an individual is receiving severance.

6.
LONG TERM INCENTIVE PLAN. Executive’s awards under the Long Term Incentive Plan (LTIP) for the performance cycles of 2011-2013, 2012-2014, and 2013-2015 shall be governed by the applicable plan documents. Executive acknowledges that the awards related to performance years 2012-2014 and 2013-2015 are subject to pro-ration based on Executive’s length of employment during the plan cycle. Executive is not eligible to participate in any other LTIP cycles. For the avoidance of doubt, Executive’s separation for the purpose of the LTIP shall be treated as a termination without cause.

7.
OUTPLACEMENT SERVICES. CVS Caremark will provide Executive with executive outplacement services in the greater Boston area through an outplacement vendor selected and paid by CVS Caremark. Such services shall be available for a six month period so long as use of the services is initiated during the Severance Period.

8.
NO OTHER PAY OR BENEFITS; SUFFICIENCY OF CONSIDERATION. Promptly following the Separation Date, CVS Caremark will pay Executive any remaining accrued but unused myTime in accordance with CVS Caremark policy. Except as specifically set forth in this Agreement, Executive shall be entitled to no other wages, salary, vacation pay, myTime, PTO, bonuses, incentive awards, commissions, benefits, or any other compensation of any kind, except as required by law. Executive acknowledges that the promises described in this Agreement are in excess of any earned wages and any other amounts due and owing to Executive, are in full satisfaction of any obligations to Executive under the Offer Letter between Executive and CVS Caremark Corporation dated August 5, 2011 (the “Offer Letter”), and are good and valuable consideration for the general release of claims and the other covenants in this Agreement.

9.	EXECUTIVE COVENANTS.

a)
Executive acknowledges and agrees that the 2012 Enterprise Non-Competition, Non-Disclosure and Developments Agreement executed by Executive on May 18, 2012 (the “Restrictive Covenant”) is a valid agreement enforced by adequate consideration. Executive further agrees that the consideration provided by the Company in this Agreement is contingent on Executive’s compliance with his obligations under the Restrictive Covenant, and Executive affirms his obligations as set forth in the Restrictive Covenant and his intent to be bound by those obligations.

b)
Executive further certifies that, during the term of employment with the Company, Executive has complied with all applicable laws and regulations and that, as of the date Executive signs below, Executive has notified the Company of any actual or potential violations of applicable laws or regulations about which Executive has information.

c)
Executive will not make any statements that disparage the business or reputation of the Company, and/or any officer, director or employee of the Company. Notwithstanding the foregoing, nothing in this Agreement shall prohibit Executive from (i) making truthful statements or disclosures that are required by applicable law, regulation or legal process, subject to prior notice to the

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Company to the extent permitted under applicable law; (ii) requesting or receiving confidential legal advice; or (iii) cooperating, participating or filing charges with any federal, state or local government agency enforcing discrimination laws, including the US Equal Employment Opportunity Commission (“EEOC”).

10.
COMPANY COVENANT. The Company agrees that it will instruct Larry Merlo and the immediate successor to the President of CVS/pharmacy position (the “Named Executives”) not to make, and not to direct any other employee of the Company to make, any disparaging statements regarding the Executive. Notwithstanding the foregoing, nothing in this Agreement shall prohibit (i) any officer, director or employee of the Company from making truthful statements or disclosures that are required by applicable law, regulation or legal process, or (ii) any of the Named Executives from requesting or receiving confidential legal advice or from making confidential statements to one another, to members of the Company’s Business Planning Committee, or to the Company’s directors concerning the Executive.

11.
GENERAL RELEASE OF CLAIMS. Executive hereby releases and forever discharges CVS Caremark Corporation and each of its divisions, affiliates, subsidiaries and operating companies, and the respective officers, directors, employees, agents and affiliates of each of them (collectively, the “Released Parties”) from any and all causes of action, lawsuits, proceedings, complaints, charges, debts, contracts, judgments, damages, claims, and attorneys fees against the Released Parties, whether known or unknown, which Executive ever had, now has or which Executive or Executive’s heirs, executors, administrators, successors or assigns may have prior to the date this Agreement is signed by Executive, due to any matter whatsoever relating to Executive’s employment, compensation, benefits, and/or termination of Executive’s employment with CVS Caremark (collectively, the “Released Claims”). The Released Claims include, but are not limited to, any claim that any of the Released Parties violated the National Labor Relations Act, Title VII of the Civil Rights Act of 1964, Sections 1981 through 1988 of Title 42 of the United States Code, the Executive Retirement Income Security Act, the Immigration Reform and Control Act, the Americans with Disabilities Act, the Age Discrimination in Employment Act, the Family and Medical Leave Act, and/or the Occupational Safety and Health Act; any claim that any of the Released Parties violated any other federal, state or local statute, law, regulation or ordinance; any claim of unlawful discrimination of any kind; any public policy, contract, tort, or common law claim; and any claim for costs, fees, or other expenses including attorney’s fees incurred in these matters. Notwithstanding the foregoing, this release does not include any rights that Executive cannot lawfully waive, and will not release any rights Executive has to (a) defense and indemnification from CVS Caremark or its insurers for actions taken by Executive in the course and scope of Executive’s employment with CVS Caremark to the extent permitted by applicable law and the governing documents of CVS Caremark Corporation; (b) claims, actions, or rights arising under or to enforce the terms of this Agreement; and/or (c) vested benefits under any retirement or pension plan and/or deferred compensation plan.

12.
NO PENDING ACTIONS; COVENANT NOT TO SUE. Nothing in this Agreement is intended to or shall interfere with Executive’s right to challenge the Company’s compliance with the waiver requirements of the Age Discrimination in Employment Act, as amended by the Older Workers Benefit Protection Act. Moreover, nothing in this Agreement is intended to or shall interfere with Executive’s right to file a charge or participate or cooperate in an investigation or proceeding with the EEOC or any other federal, state or local agency enforcing employment discrimination laws.

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Executive retains the right to participate in any such action, and retains the right to communicate with the EEOC and any other federal, state or local agency enforcing discrimination laws and such communication shall not be limited by any provision in this Agreement. Executive shall not, however, be entitled to receive any relief, recovery or monies in connection with any Released Claim brought against any of the Released Parties, regardless of who filed or initiated any such complaint, charge or proceeding.
Subject to the limitations set forth above, Executive represents that as of the date Executive signs this Agreement, Executive has not filed or initiated, or caused to be filed or initiated, any complaint, claim, action or lawsuit of any kind against any of the Released Parties in any federal, state, or local court or agency, and Executive agrees not to initiate or file, or cause to be initiated or filed, any action, lawsuit, complaint or proceeding in any federal, state, or local court or in any administrative tribunal with authority to adjudicate disputes asserting any of the Released Claims against any of the Released Parties. Executive agrees to promptly reimburse the Company for any legal fees that the Company incurs as a result of any breach of this section by Executive.

13.
TIME TO CONSIDER AGREEMENT. Executive shall have twenty-one (21) days from the date of receipt (the “Consideration Period”) to consider whether to enter into this Agreement. Any modifications to this Agreement, whether material or immaterial, will not restart the Consideration Period. Executive may revoke his acceptance of this Agreement within seven (7) calendar days of the date on which Executive signed this Agreement (the “Revocation Period.”) by sending written notice by certified mail or hand stating: “I revoke my acceptance of the Separation Agreement,” or words to that effect, to Ms. Bisaccia at One CVS Drive, Woonsocket, RI 02895, before the end of the Revocation Period. If the revocation notice is mailed, it must be sent by certified mail. Executive acknowledges and agrees that this Agreement shall take effect on the day following the expiration of the Revocation Period (the “Effective Date.”)

14.
BREACH OF EMPLOYEE COVENANTS AND INJUNCTIVE RELIEF. Without limiting the remedies available to CVS Caremark, Executive acknowledges that a breach by Executive of any of the covenants set forth above in the section entitled Executive Covenants will result in irreparable injury to some or all of CVS Caremark for which there is no adequate remedy at law, that monetary relief will be inadequate, and that, in the event of such a material breach or threat thereof, CVS Caremark shall be entitled to obtain, in addition to any other relief that may be available, a temporary restraining order and/or a preliminary or permanent injunction, restraining Executive from engaging in activities prohibited by the Restrictive Covenant and this Agreement, as well as such other relief as may be required specifically to enforce the Restrictive Covenant and this Agreement, without the payment of any bond. In the event that a court issues a temporary restraining order, preliminary injunction, permanent injunction, or issues any other similar order enjoining Executive from breaching the Restrictive Covenant and/or this Agreement, or awards CVS Caremark any damages due to Executive’s breach of the Restrictive Covenant and/or this Agreement, Executive agrees promptly to reimburse the Company for all reasonable attorneys fees incurred by CVS Caremark in connection with obtaining such equitable relief or damages.

15.
GOVERNING LAW; VENUE; HEADINGS. This Agreement shall be governed by and conformed in accordance with the laws of the state of Rhode Island without regard to its conflict of laws provisions The exclusive venue for any legal action arising from this Agreement will be the federal and state courts within Rhode Island. Executive consents to the Rhode Island courts’ personal

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jurisdiction over him and waives his right to object to a Rhode Island court’s jurisdiction. Section headings in this Agreement are for convenience only and shall not be deemed to control or affect the meaning or construction of any provision of this Agreement.

16.
JURY TRIAL WAIVER. Executive and CVS Caremark irrevocably and unconditionally waive the right to a trial by jury in any action or proceeding seeking to enforce, or alleging the breach of, any provision of this Agreement.

17.	COUNTERPARTS. This Agreement may be executed in counterparts and each counterpart will be deemed an original.

18.
SEVERABILITY. If any of the provisions of this Agreement, including but not limited to the Restrictive Covenant and Section 9 of this Agreement, are deemed unenforceable by a court of competent jurisdiction because they are overly broad, then the court shall have the ability to modify the offending provision in order to make it enforceable. Should any term or provision of this Agreement be declared illegal, invalid or unenforceable by any court of competent jurisdiction and if such provision cannot be modified to be enforceable, such provision shall immediately become null and void, leaving the remainder of this Agreement in full force and effect. The language of all parts of this Agreement shall in all cases be construed as a whole, according to its fair meaning, and not strictly for or against either of the parties.

19.
SECTION 409A AND RESPONSIBILITY FOR TAXES. Each payment made under this Agreement, including each installment payment of a salary continuation stream hereunder, shall be deemed and treated as a separate payment for purposes of Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”). Because Executive is a “specified employee” within the meaning of Treasury Regulation Section 1.409A-1(i), any portion of the payments under this Agreement payable to Executive that is subject to Section 409A and applicable guidance thereunder shall be delayed until the date that is the earlier of (i) Executive’s death or (ii) six months following Executive’s Separation Date, at which time the payments that were delayed for such six month period shall be paid in a lump sum on the date of the next occurring regular payroll date of the Company, and any remaining payments shall be paid according to the original schedule provided herein. In no event shall any separation payment hereunder be made unless and until Executive has experienced a separation from service, as defined under Treasury Regulation Section 1.409A-1(h). All payments set forth in this Agreement are subject to applicable withholdings and deductions. Executive acknowledges and agrees that Executive is solely responsible for all taxes on the payments and benefits described in this Agreement. While the parties intend for payments and benefits provided under the terms of this Agreement to be exempt from or compliant with Section 409A, as applicable, CVS Caremark makes no representations or guarantees with respect to the tax status of any of the payments or benefits set forth herein, including taxation pursuant to Section 409A, and Executive acknowledges that Executive is solely responsible and will hold the Company and its affiliates harmless for same.

20.
DEBTS TO THE COMPANY. Executive acknowledges that, in the event Executive is indebted to the Company or an affiliate thereof, the severance payments provided for in the Agreement may be reduced, offset, withheld or forfeited up to the amount of the debt.

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21.
ENTIRE AGREEMENT. This Agreement, the Restrictive Covenant, and any compensation, equity or benefit plan or agreement referred to herein set forth the entire agreement between the parties hereto and fully supersede any and all prior and/or supplemental understandings, whether written or oral, between the parties concerning the subject matter of this Agreement, including without limitation the Offer Letter. Executive has not relied on any representations, promises or agreements of any kind made to Executive in connection with Executive’s decision to accept the terms of this Agreement, except for the representations, promises and agreements herein. Any modification to this Agreement must be in writing and signed by Executive and CVS Caremark Corporation’s Chief Human Resources Officer or her authorized representative.

IN WITNESS WHEREOF, the parties knowingly and voluntarily executed this Separation Agreement as of the dates set forth below.

MARK COSBY                    CVS PHARMACY, INC.

/s/ Mark Cosby                    BY:_/s/ Lisa G. Bisaccia
    Lisa G. Bisaccia
Senior Vice President, Chief Human Resources Officer

DATE: 12/8/2013                DATE: 12/10/2013

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